EXHIBIT 10(bl)


 January 23, 2002


 Dorinco Reinsurance Company
 1320 Waldo Avenue, Suite 200
 Midland, Michigan  48642

 Attention:  David E. Chamberlain

 RE: Loan Agreement dated March 10, 1997, and amended by Amendment No. 1 executed August 14, 1998, Amendment No. 2 effective March 5, 1999 and Amendment No. 3 effective November 19, 1999 (as amended, the "Loan Agreement") between Hallmark Financial Services, Inc. ("Borrower") and Dorinco Reinsurance Company ("Lender")

 Dear Mr. Chamberlain:

 The purpose of this letter is to obtain written acknowledgment of Lender's waiver of the "triggering events" under Subsections 3.a and 3.b. of the Loan Agreement for the quarter ended December 31, 2001.

 As you know, effective July 1, 2000, Borrower's insurance subsidiary, American Hallmark Insurance Company of Texas ("AH"), entered into a new reinsurance agreement with Lender which altered several terms of the previous reinsurance arrangement between the parties. Among other things, the new reinsurance agreement provides that policy fees are ceded on the same basis as premiums rather than retained by AH as provided under the prior arrangement. This change in treatment of policy fees has predictably had an adverse impact on AH's statutory accounting Loss Ratio (as defined in the Loan Agreement). Effective April 1, 2001, AH and Dorinco further amended the reinsurance agreement to include a loss corridor on policies written effective April 1, 2001. Thus, for losses that fall within the loss corridor AH assumes 100% of the risk. Additionally, during the year ended December 31, 2001, AH incurred extraordinary weather-related losses principally in connection with a catastrophic flood in Houston, Texas. Finally, although AH has implemented premium rate increases of approximately 40% during the last twenty-four month period, a significant portion of earned premiums as reflected in financial statements ended December 31, 2001, are still at depressed rates.

 The Combined Ratio and the Loss Ratio of AH for the year ended December 31, 2001, exceeded the respective thresholds of 83% and 107% set forth in Subsections 3.a and 3.b. of the Loan Agreement. AH's Loss Ratio was 98.6% and the Combined Ratio was 114.4%. However, in the absence of the change in treatment of policy fees, the addition of the loss corridor and weather-related claims (particularly the Houston flood which significantly impacted the loss corridor), the Combined Ratio and

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 Dorinco Reinsurance Company
 January 23, 2001
 Page 2


 Loss Ratio for the year ended December 31, 2001, would have been 87.8% and 72.0%, respectively. Further, the change in treatment of policy fees favorably impacted AH's premium to surplus ratio, as intended. The premium to surplus ratio was at an acceptable 2.60:1 on reported surplus of $6.0 million at December 31, 2001. Therefore, Borrower requests a waiver of the "triggering events" under Subsections 3.a. and 3.b. of the Loan Agreement for the year ended December 31, 2001.

 Please acknowledge Lender's consent to the requested waiver by executing and returning to the undersigned the enclosed duplicate original of this letter. Thank you for your courtesy and cooperation in this matter.


 Very truly yours,



 Linda H. Sleeper
 President and CEO


 CONSENTED TO AND AGREED AS OF __________________, 2001:

 DORINCO REINSURANCE COMPANY



 By:  ______________________________

      Name:_________________________

      Title:__________________________